1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI REPORTS SIGNIFICANTLY IMPROVED THIRD QUARTER RESULTS VERSUS YEAR AGO; RAISES FISCAL 2004 EARNINGS GUIDANCE

         ATCHISON, Kan., May 5, 2004—MGP Ingredients, Inc. (MGPI/Nasdaq) today reported significantly improved financial results for the third quarter of fiscal 2004 compared to the same period the prior year. The company today also raised its earnings guidance for all 12 months of fiscal 2004 to earnings of $1.30 to $1.35 per share from a previously announced range of $1.00 to $1.10 per share. Ladd Seaberg, president and chief executive officer, cited the company’s performance to date combined with expectations of “a very strong fourth quarter” as the basis for the adjusted earnings guidance.

         The company’s net income in the current year’s third quarter, which ended March 31, 2004, was $1,999,000, or 26 cents per share, on sales of $75,215,000. For the third quarter of fiscal 2003, MGPI had a net loss of $312,000, or 4 cents per share, on sales of $52,536,000.

        For the first nine months of fiscal 2004, the company posted net income of $6,303,000, or 82 cents per share, on sales of $191,678,000. That compares to net income of $6,526,000, or 81 cents per share, on sales of $139,843,000 for the prior year’s first nine months. However, earnings for the first nine months of fiscal 2003 were principally due to $13 million in non-operating income ($7.9 million after the effects of income taxes) resulting from the recognition of insurance proceeds in excess of the net recorded costs of assets that were destroyed in the September 13, 2002 distillery explosion at MGPI’s Atchison, Kansas plant.

        The improvement in the company’s third quarter performance versus a year ago was driven by a 123 percent increase in sales of specialty ingredients, consisting primarily of specialty wheat proteins and starches. This increase overwhelmingly offset a 4 percent decline in combined sales of commodity proteins and starches. As a result, total sales in the company’s ingredients segment in the third quarter amounted to $29,651,000, which is more than double the $14,699,000 in total ingredient sales that the company experienced in the third quarter of fiscal 2003.

        “Our strategy to focus efforts and resources on growing the ingredients side of our business is becoming increasingly successful as demonstrated by the significantly improved results we are seeing in this segment,” Seaberg said. “We indeed are realizing our vision of being a customer-centric provider of value-added ingredient solutions to the marketplace.”

        The company’s third quarter growth in specialty ingredients compared to a year ago came in the food and pet product areas. “Strong demand for foods that are high in protein and lower in available carbohydrates was the primary reason for a near quadrupling of sales of our Arise® line of wheat protein isolates versus last year’s third quarter and the rapid acceleration that we experienced in sales of our FiberStar™ 70 resistant wheat starch,” said Mike Trautschold, executive vice president of marketing and sales.

        A series of recently announced capacity improvement projects to boost the production of FiberStar 70™, which the company introduced to the market earlier this fiscal year, is scheduled to be fully completed by this July. A portion of these projects was completed in early April, enabling the company to “proceed with efforts to meet increased customer needs in the current quarter,” Trautschold stated.

        As recently announced, MGPI additionally has begun marketing a new potato-based resistant starch for use in high fiber and reduced carbohydrate food applications. Called MGPI FiberStar™ 80 ST, this new ingredient is being produced under terms of an agreement which the company has entered into with Penford Corporation.

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ADD 1—MGPI REPORTS SIGNIFICANTLY IMPROVED 3RD QUARTER RESULTS

        Pursuant to this agreement, Penford is manufacturing the new potato-based starch for the company using a patented process that is exclusively licensed to MGPI. “This arrangement further strengthens our efforts to address increased market demand through the extension and diversification of our resistant starch ingredient solutions,” Trautschold said.

         The company’s resistant starch products “continue to generate an enthusiastic response from our customers as they formulate offerings to meet consumer demand for reduced carbohydrate diet foods,” Trautschold said. “Simultaneously,” he added, “we see increased interest in these types of starches as products are developed to meet the needs of a growing diabetic market in the U.S.”

        Sales of the company’s Wheatex® line of textured wheat proteins increased by more than four times the level reached in the prior year’s third quarter. According to Trautschold, this increase was due to “heightened market recognition of the unique functional qualities and taste benefits that Wheatex® provides in various grain-based food formulations as well as meat analog and meat extension applications.”

         In the pet area, the company’s Polytriticum® resins experienced a 37 percent climb in sales compared to the third quarter of fiscal 2003. “This increase,” Trautschold said, “was largely due to strengthened demand for the resins for use in manufacturing nutritional pet chews.”

         In addition to their use in pet-related applications, the Polytriticum® resins include a line which the company continues to develop for use in creating environmentally-friendly bio-based products. “While this line is yet to be commercialized in any appreciable sense, we remain optimistic about its future potential in providing a viable alternative to certain non-renewable, non-degradable products,” Trautschold said.

         Total sales in the company’s distillery products segment increased by slightly more than 20 percent to $45,564,000 in the current year’s third quarter compared to distillery sales of $37,827,000 for the same period the prior year. This increase was principally attributable to a 35 percent increase in sales of fuel grade alcohol and a nearly 23 percent increase in food grade alcohol. Sales of the company’s distillers feed, the principal by-product of the alcohol production process, were just slightly higher than a year ago.

         Business interruption proceeds received by the company as compensation for the effects of the September, 2002 distillery explosion amounted to $909,000 in the current year’s third quarter and were allocated to the distillery products segment. Additionally, the company recorded approximately $596,000 (net of income tax) during the third quarter from a previously announced United States Department of Agriculture program to provide cash incentives to ethanol producers.

         “Third quarter selling prices for both food grade and fuel grade alcohol improved compared to a year ago,” Trautschold said. “Although prices for fuel grade alcohol were down slightly compared to the current year’s second quarter, they have risen since the end of the third quarter,” he noted. Trautschold added that food grade alcohol prices on average “have also increased” since the end of the third quarter.

         The company’s energy costs in this year’s third quarter were approximately even with energy costs experienced during the same period last year. However, prices for wheat and corn, the company’s principal raw materials, rose by 4 percent and 9 percent, respectively, compared to last year’s third quarter.

         Seaberg noted that the company’s earning guidance is based on many assumptions and factors, including those relating to grain prices, energy costs, product pricing and competitive environment, and that any changes in such assumptions and factors could produce material differences in results than those predicted. He also noted that results could be affected by the recovery of larger than previously recorded insurance recoveries and the imposition of fines in pending environmental proceedings.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended March 31	Nine Months Ended March 31
(Dollars in thousands, except per share)	2004	2003	2004	2003

NET SALES	$75,215	$52,536	$191,678	$139,843
COST OF SALES	68,312	55,502	177,950	145,127
GROSS PROFIT (LOSS)	6,903	(2,966)	13,728	(5,284)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,426	3,384	13,326	10,111
OTHER OPERATING INCOME	1,244	6,112	10,718	13,806
INCOME (LOSS) FROM OPERATIONS	3,721	(238)	11,120	(1,589)
OTHER INCOME (LOSS) NET	(142)	23	(106)	13,302
INTEREST EXPENSE	(275)	(301)	(817)	(927)
INCOME (LOSS) BEFORE INCOME TAXES	3,304	(516)	10,408	10,786
PROVISION (CREDIT)FOR INCOME TAXES	1,305	(204)	4,105	4,260
NET INCOME (LOSS)	$1,999	$(312)	$6,303	$6,526
OTHER COMPREHENSIVE INCOME (LOSS)	-	(142)	(123)	(750)
COMPREHENSIVE INCOME (LOSS)	1,999	(454)	6,180	5,776
BASIC EARNINGS PER COMMON SHARE	$0.26	$(0.04)	$0.82	$0.81
DILUTED EARNINGS PER COMMON SHARE	$0.25	$(0.04)	$0.80	$0.81
DIVIDENDS PER COMMON SHARE	$0.00	$0.00	$0.15	$0.15

Weighted average shares outstanding	7,752,627	7,950,774	7,692,317	8,016,847

CONSOLIDATED BALANCE SHEETS

(unaudited)	Mar. 31	June 30	(unaudited)	Mar. 31	June 30
(Dollars in thousands)	2004	2003	(Dollars in thousands)	2004	2003

ASSETS	LIABILITIES AND
STOCKHOLDERS'EQUITY
CURRENT ASSETS:	CURRENT LIABILITIES:
Cash and cash equivalents	$8,653	$17,539	Current maturities of long-term debt	$3,201	$3,201
Receivables	31,856	20,466	Accounts payable	13,193	9,729
Inventories	30,045	26,956	Accrued expenses	4,905	3,604
			Deferred income taxes	241	241
Prepaid expenses	1,534	1,578	Deferred income	13,030	14,323
Deferred income taxes		-
Income taxes receivable	949	3,086	Total Current Liabilities	$34,570	$31,098
Total Current Assets	73,037	69,625
Property and equipment, At Cost	287,533	263,990
Less accumulated depreciation	183,306	172,186	LONG-TERM DEBT	12,262	15,232
Property and Equipment, Net	104,227	91,804	POST-RETIREMENT BENEFITS	5,953	5,780
Insurance Receivable	4,861	11,515	DEFERRED INCOME TAXES	15,802	15,802
OTHER ASSETS	92	186	STOCKHOLDERS' EQUITY	113,620	105,218
	$182,217	$173,130		$182,217	$173,130